                                                                    Exhibit 23.2


                              CONSENT OF KPMG LLP
                              -------------------



The Board of Directors
Mercator Software, Inc.



We consent to the incorporation by reference in the registration statement dated November 15, 2001 on Form S-8 of Mercator Software, Inc. of our report dated March 23, 2001 relating to the consolidated balance sheets of Mercator Software, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Mercator Software, Inc.



/s/KPMG, LLP

New York, NY
November 15, 2001